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                                                                 Exhibit 3.1.1

                             ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                        GREEN TREE FINANCIAL CORPORATION


       The undersigned, Robert D. Potts and Richard G. Evans, the President and Chief Operating Officer and the Secretary, respectively, of Green Tree Financial Corporation (the "Corporation"), a corporation organized under and subject to the provisions of the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, do hereby certify that the following Resolution was duly approved at a meeting of the shareholders of the Corporation which was held on May 18, 1994, and that such Resolution has not been subsequently modified or rescinded:

       RESOLVED, that the Restated Articles of Incorporation of the Corporation shall be amended by restating the first paragraph of "Article 3. Authorized Shares" as follows:

       The aggregate number of shares which this Corporation shall have authority to issue is 165,000,000 shares, divided into 150,000,000 common shares with a par value of $0.01 per share, which shall be known as "Common Stock" and 15,000,000 preferred shares with a par value of $0.01 per share, which shall be known as "Preferred Stock".

The Amendment to Restated Articles of Incorporation stated above has been adopted pursuant to Chapter 302A of the Minnesota Statutes. The remainder of the existing Article 3 in the Restated Articles of Incorporation of Green Tree Financial Corporation is unchanged.

       IN WITNESS WHEREOF, we have subscribed our names as President and Chief Operating Officer and Secretary, respectively, of Green Tree Financial Corporation, this 20th day of May, 1994.


                                 By: /s/ Robert D. Potts
                                    -------------------------------------
                                     Robert D. Potts
                                     President and Chief Operating Officer


                                 By: /s/ Richard G. Evans
                                    -------------------------------------
                                     Richard G. Evans
                                     Secretary
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STATE OF MINNESOTA     )
                       )  ss
COUNTY OF RAMSEY       )


       One this 20th day of May, 1994, before me, the undersigned, a Notary Public in and for the State of Minnesota, personally appeared Robert D. Potts and Richard G. Evans, to me personally known, who being by me duly sworn, stated that they are the President and Chief Operating Officer and Secretary, respectively, of Green Tree Financial Corporation, a Minnesota corporation, executing the foregoing Articles of Amendment of Restated Articles of Incorporation of Green Tree Financial Corporation, that said Articles of Amendment were signed on behalf of such corporation by authority of its Board of Directors; and that Robert D. Potts and Richard G. Evans, as officers acknowledge the execution of the foregoing Articles of Amendment to Restated Articles of Incorporation to be the voluntary act and deed of such corporation.



                                  /s/ Wanda J. Lamb Lindow
                                 ------------------------------------------
                                 Notary Public